Exhibit 5.1
JONES DAY
North Point ● 901 Lakeside Avenue ● Cleveland, Ohio 44114.1190
TELEPHONE: +1.216.586.3939 ● FACSIMILE: +1.216.579.0212
January 8, 2018
MPLX LP
200 E. Hardin Street
Findlay, Ohio 45840
Re: Registration Statement on Form S-8 Filed by MPLX LP
Ladies and Gentlemen:
We have acted as counsel for MPLX LP, a Delaware limited partnership (the “Partnership”), in connection with the MPLX LP 2012 Incentive Compensation Plan (the “Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the 302,000 common units representing limited partner interests (the “Common Units”) in the Partnership that may be issued or delivered and sold pursuant to the Plan and the authorized instruments that govern awards under the Plan to which the Common Units relate (the “Award Agreements”) have been duly authorized by all necessary limited partnership action of the Partnership and, when issued or delivered and sold in accordance with the Plan and the Award Agreements, will be validly issued, fully paid and nonassessable, except as such nonassessability may be limited by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act or within the Partnership’s partnership agreement.
The opinion expressed herein is limited to the Delaware Revised Uniform Limited Partnership Act, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the authorization of the Partnership to issue or deliver and sell the Common Units pursuant to the Plan and the applicable Award Agreements will be in full force and effect at all times at which such Common Units are issued or delivered and sold by the Partnership, and the Partnership will take no action inconsistent with such authorization.
In rendering the opinion above, we have assumed that each award under the Plan will be approved by all necessary limited partnership action of the Partnership, and that the Common Units underlying each award under the Plan will be issued or delivered and sold by the Partnership against payment therefor in the circumstances contemplated by the Plan.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Partnership to effect registration of the Common Units to be issued or delivered and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day

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